                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   SPINNAKER INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                           SPINNAKER INDUSTRIES, INC.
                       600 NORTH PEARL STREET, SUITE 2160
                              DALLAS, TEXAS 75201

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1998

                            ------------------------

                                                                April ____, 1998

To the Stockholders of

  SPINNAKER INDUSTRIES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Spinnaker Industries, Inc., a Delaware corporation ("Spinnaker"), will be held in the Nice Room, Plaza of the Americas, 650 N. Pearl Street, Dallas, Texas 75201, on Thursday, May 28, 1998, at 9:00 a.m., local time, for the following purposes:

    1. to consider and vote upon a restatement of the Certificate of Incorporation of Spinnaker;

    2. to elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected; and

3. to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    The Board of Directors of Spinnaker has fixed the close of business on April 13, 1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments thereof. A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the Annual Meeting accompany and form a part of this notice. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, AND REGARDLESS OF THE NUMBER SHARES YOU OWN, PLEASE COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE IN ORDER THAT YOUR SHARES OF CLASS A COMMON STOCK OR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                          By Order of the Board of Directors,

                                          Robert A. Hurwich
                                          SECRETARY

    THE BOARD OF DIRECTORS OF SPINNAKER RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RESTATEMENT OF SPINNAKER'S CERTIFICATE OF INCORPORATION AND THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH HEREIN.

                           SPINNAKER INDUSTRIES, INC.
                       600 NORTH PEARL STREET, SUITE 2160
                              DALLAS, TEXAS 75201

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

    This Proxy Statement is furnished by the Board of Directors of Spinnaker Industries, Inc., a Delaware corporation ("Spinnaker" or the "Corporation"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in the Nice Room, Plaza of the Americas, 650 N. Pearl Street, Dallas, Texas 75201, on Thursday, May 28, 1998, at 9:00 a.m., local time, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement with the accompanying Proxy are first being mailed to stockholders on
or about April   , 1998.

    The purpose and business of the Annual Meeting is:

    (1) to consider and vote upon a restatement of the Corporation's Certificate of Incorporation;

    (2) to elect seven (7) directors to serve until the next Annual Meeting; and

    (3) to transact such other business as may properly come before the Annual Meeting.

    Only stockholders of record at the close of business on April 13, 1998, will be entitled to vote at the Annual Meeting. As of the close of business on such
date, there were outstanding and entitled to vote [     ] shares of the
Corporation's Common Stock, no par value ("Common Stock"), and [     ] shares of
the Corporation's Class A Common Stock, no par value ("Class A Common Stock"). Each share of Common Stock is entitled to 1/10 of a vote. Each share of Class A Common Stock is entitled to one vote. Where a specific designation is given in the Proxy with respect to the vote on the directors, the Proxy will be voted in accordance with such designation. If no such designation is made, the Proxy will be voted FOR the nominees for directors named in this Proxy Statement. Any stockholder giving a Proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed Proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her Proxy and voting in person.

                RESTATEMENT OF THE CERTIFICATE OF INCORPORATION

RESTATEMENT OF THE CERTIFICATE OF INCORPORATION

    The Board of Directors of Spinnaker has approved a restatement of Spinnaker's Certificate of Incorporation to reflect the changes that have been made to its charter since December 20, 1941. Since its incorporation, Spinnaker has changed or amended its Certificate of Incorporation eight times for various reasons, including to change the Company's name from "Special Service Co, Inc." to "Safety Railway Service Corporation", to change the Company's name from "Safety Railway Service Corporation" to "Spinnaker Industries, Inc.," to increase its authorized capitalization, and most recently, in August of 1996, to create a new class of common stock.

    The restatement of the Certificate of Incorporation of Spinnaker will ease the paper burden and filing requirements for financing and acquisition transactions, and will clarify corporate governance issues by compiling all of the changes to the Certificate of Incorporation of Spinnaker in a single document. The Board of Directors recommends that stockholders vote FOR the proposed restatement.

                             ELECTION OF DIRECTORS

    Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named. If for any reason any such nominee is not available for election, such proxies will be voted in favor of the remaining named nominees and may be voted for substitute nominees in place of those who are not candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

    The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than three and no more than nine members and that vacancies on the Board of Directors and newly-created directorships may be filled by the Board of Directors at any meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

                          VOTING AT THE ANNUAL MEETING

    The affirmative vote of a majority of the votes cast by stockholders of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote is necessary to approve the restatement of the Certificate of Incorporation of the Corporation and the election of directors. An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Delaware General Corporation Law and the Bylaws of the Corporation, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Lynch Manufacturing Corporation ("LMC"), a wholly-owned subsidiary of Lynch Corporation ("Lynch"), held 62.7% of the Common Stock outstanding and 63.2% of the Class A Common Stock outstanding on March 27, 1998; therefore, Lynch has the ability to approve the restatement of the Certificate of Incorporation of the Corporation described above and elect each of the nominees set forth below.

                           THE NOMINEES FOR DIRECTOR

    The following information has been furnished to the Corporation by the nominees for director:

RICHARD J. BOYLE

    Mr. Boyle, age 63, has been a director and Chairman and Chief Executive Officer of the Corporation since June 1994. Mr. Boyle also has served as a Managing Director of Boyle Fleming & Co., Inc. ("BF"), an investment and management firm, since 1993. From 1990 to 1992, Mr. Boyle was President and Chief Executive Officer of LTV Aerospace and Defense Company, a manufacturer of aircraft, missiles, and specialty vehicles. He was Corporate Vice President, Marketing and Business Development of Honeywell Inc., a provider of products and systems for the industrial, building, space, and marine markets from 1987 to 1990. Mr. Boyle is a director of several privately-held companies.

NED N. FLEMING, III

    Mr. Fleming, age 38, became a member of the Board of Directors and President of the Corporation in June 1994 and has been Chief Operating Officer since May 1997. In addition, Mr. Fleming is a Managing Director of BF, a position he has held since 1993. From 1988 to 1993, Mr. Fleming was an Associate at Cardinal Investment Company, Inc., an investment concern. Mr. Fleming serves on the Boards of Directors of Internet, Inc. and several privately-held companies.

PHILIP WM. COLBURN

    Mr. Colburn, age 69, was elected to the Board of Directors of the Company in March 1996, and has been the Chairman of Allen Telecom Inc. ("ATI") since 1988. From 1988 to 1992, Mr. Colburn was the Chief Executive Officer of ATI. Mr. Colburn is a director of ATI, Superior Industries International, Earl Scheib, Inc. and TransPro, Inc.

ROBERT E. DOLAN

    Mr. Dolan, age 46, became a director of the Company in November 1995. Since February 1992, he has been the Chief Financial Officer of Lynch, and he has been its Controller since May 1990.

FRANK E. GRZELECKI

    Mr. Grzelecki, age 60, has served as a director since January 1997. He was Vice Chairman of Handy & Harman, a New York based diversified industrial manufacturing company until April, 1998. Prior to being named Vice Chairman in 1997, Mr. Grzelecki had served as President and Chief Operating Officer of Handy & Harman since 1992. Mr. Grzelecki previously served as Vice Chairman of Handy & Harman since 1989. Mr. Grzelecki currently serves on the Board of Directors of Handy & Harman, The Morgan Group, Inc., Chartwell Re Corporation, and Barnes Group, Inc.

JOSEPH P. RHEIN

    Mr. Rhein, age 71, has served as a director of the Corporation since 1992 and has been a business consultant since 1989. From 1992 to 1994, he was Chairman of Safety Railway Service Corporation.

ANTHONIE C. VAN EKRIS

    Mr. van Ekris, age 63, has been a director of the Corporation since December 1995. Mr. van Ekris is Chairman and Chief Executive Officer of Balmac International, Inc., a New York based importer of coffee and cocoa and exporter of refrigeration equipment, a position he has held since 1991. He also serves as a Director of The Gabelli US Treasury Money Market Fund, Gabelli Gold Fund, Gabelli International Growth Fund, Inc., The Gabelli Growth Fund, The Gabelli Asset Fund, The Gabelli Convertible Securities Fund, Inc., The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli Global Telecommunications Fund, The Gabelli Global Securities Fund, The Gabelli Global Interactive Couch Potato Fund, and Gabelli Capital Asset Fund. In addition, Mr. van Ekris is Chairman of Combaro International, Lausanne, Switzerland.

    OTHER EXECUTIVE OFFICERS OF THE CORPORATION

K.C. CALDABAUGH

    Mr. Caldabaugh, age 51, has been the Chairman, Chief Executive Officer, and President of Spinnaker Coating, Inc., a wholly owned subsidiary of the Corporation ("Spinnaker Coating"), since September 1994. From 1987 to 1993, he served in various capacities (most recently as Senior Vice President and Chief Financial Officer) of LTV Corporation, a diversified manufacturing firm.

JOHN R. POWERS

    Mr. Powers, age 65, joined Central Products Company, a wholly owned subsidiary of the Corporation ("Central Products"), in 1979 and has been its President since 1981. Mr. Powers currently serves on the Boards of Directors of Pressure Sensitive Tape Council and the First National Bank of Menasha.

MARK R. MATTESON

    Mr. Matteson, age 34, became Vice President, Corporate Development of the Corporation in January 1995. During 1994, Mr. Matteson was an Associate at BF. From 1992 to 1994, Mr. Matteson was a Managing Associate at George Group, Incorporated, a corporate re-engineering consulting firm.

CRAIG J. JENNINGS

    Mr. Jennings, age 39, became Vice President, Finance and Treasurer in December 1997. From May 1997 to December 1997, he served as Vice President and Controller of the Company. From 1992 to 1996, he served in finance and administrative roles with companies in the manufacturing and retail distribution industries. Mr. Jennings most recently served as Vice President, Director of Finance for Continental Emsco Company (formerly LTV Energy Products). Prior to 1992, he was a senior audit manager with the public accounting firm of Ernst & Young LLP.

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

    There were five meetings of the Board of Directors during 1997.

    The Board of Directors has established two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee: (i) recommends to the Board of Directors the appointment of independent auditors; (ii) reviews annual financial reports to stockholders prior to their publication; (iii) reviews the report by the independent auditors concerning management procedures and policies; and (iv) determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met once during 1997. The Audit Committee consists of Messrs. Colburn and Rhein, with Mr. Rhein serving as Chairman of the Audit Committee.

    The Compensation Committee, which was created in August 1996, sets and reviews the compensation of the executive officers of the Corporation. The Compensation Committee met once during 1997. The Compensation Committee consists of Messrs. Colburn, van Ekris, Dolan and Grzelecki. Prior to the formation of the Compensation Committee, compensation matters were determined by the Board of Directors as a whole.

    The Corporation does not have a nominating committee. Nominations for directors and officers are considered by the entire Board of Directors.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Dolan is an executive officers of Lynch, which through LMC owns approximately 63.2% and 62.7%, respectively, of the outstanding Class A Common Stock and the Common Stock of the Corporation, as of March 27, 1998.

    IN JUNE 1994, BEFORE MESSRS. BOYLE AND FLEMING BECAME DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATION, THE CORPORATION ENTERED INTO THE MANAGEMENT AGREEMENT (AS DEFINED) WITH BF, PURSUANT TO WHICH MR. BOYLE BECAME THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER AND MR. FLEMING BECAME THE PRESIDENT OF THE CORPORATION AND BOTH WERE ELECTED TO THE BOARD OF DIRECTORS. IN MAY 1997, MR. FLEMING ALSO BECAME THE CHIEF OPERATING OFFICER OF THE CORPORATION. SEE "CERTAIN TRANSACTIONS."

                           COMPENSATION OF DIRECTORS

    The Company maintains, through Lynch, an insurance policy which provides for indemnification of each director (and officer) against certain liabilities that each may incur in his capacity as such. Each director, who is not also an officer of the Corporation or Lynch receives a director's fee of $1,000 per month of the director's tenure plus $1,000 for each Board or committee meeting the director attends. In addition, pursuant to the Spinnaker Industries, Inc. Directors Stock Option Plan, each director also was granted options for 10,000 shares of Class A Common Stock and 10,000 shares of Common Stock (after giving effect to the stock split effected August 16, 1996 (the "Stock Split"), whereby each share of the Corporation's then outstanding common stock, no par value (the "Old Stock"), was designated "Class A Common Stock" and was entitled to receive one share of Common Stock), which vest over a period of two years. All persons becoming directors after the Stock Split, including Mr. Grzelecki, would receive new directors options for 10,000 shares of Common Stock which vest over a period of two years. Messrs. Rhein, Colburn, van Ekris and Grzelecki are the only directors eligible to be paid director's fees. Pursuant to an agreement with LMC, Mr. Colburn receives annual compensation from LMC equal to the difference between $50,000 and the director's fees paid to him by the Corporation each year for serving as a director of the Corporation.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

    The following table sets forth on an accrual basis for the three fiscal years ended December 31, 1997, the compensation paid to the Chief Executive Officer of the Company and the three other most highly compensated executive officers who earned more than $100,000.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                          OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR      SALARY ($)     BONUS($)    COMPENSATION ($)(2)   COMPENSATION ($)
---------------------------------------------  ---------  ------------  ------------  --------------------  ----------------
Richard J. Boyle ............................       1997    125,000        12,000(3)           --                  --
  Chairman and Chief Executive                      1996     33,333(4)       --  (4)           --                  --
  Officer(4)                                        1995       --  (4)       --  (4)           --                  --

Ned N. Fleming, III .........................       1997    325,000        29,000(3)         14,517                 264
  President and Chief Operating                     1996    100,000(4)       --  (4)          2,908                --
  Officer(4)                                        1995       --  (4)       --  (4)           --                  --

K.C. Caldabaugh .............................       1997    280,000        50,000            19,777               4,750(5)
  Chairman, Chief Executive                         1996    270,000       100,000            17,275             315,970(6)
  Officer and President of                          1995    250,000        50,000             2,518              169,57(7)
  Spinnaker Coating

John R. Powers ..............................       1997    194,300          --               7,647               4,740(8)
  President of Central Products(9)                  1996    194,300          --              15,192               4,750(8)
                                                    1995    194,300(9)    194,300(9)         11,500(9)            3,000(9)

------------------------

(1) Except as noted, the Corporation does not maintain (1) any stock option or other similar compensation plan involving the issuance of common stock, or
    (2) any other long-term or incentive compensation agreements.

(2) Includes automobile allowances and club membership dues.

(3) The Compensation Committee awarded bonuses to Mr. Boyle and Mr. Fleming under an established program which is based on pre-established objective and subjective criteria. The bonuses awarded to Mr. Boyle and Mr. Fleming represent approximately 24% and 15%, respectively, of the maximum bonus amounts provided under the bonus program, or approximately 10% and 9% of their respective base salaries.

(4) Mr. Boyle and Mr. Fleming were elected Chairman of the Board and Chief Executive Officer, and President, respectively, in 1994, pursuant to the terms of the Management Agreement and other related agreements. During the term of the Management Agreement, they received no salary from the Corporation, but under the Management Agreement, BF received a management fee of $200,000 per year, plus the reimbursement of expenses. Effective January 1996, the management fee was increased to $400,000 per year. Such Management Agreement was terminated effective August 31, 1996. Effective upon termination of the Management Agreement, the Corporation began paying Messrs. Boyle and Fleming an aggregate salary of $400,000 per year as employees of the Corporation. Mr. Fleming has served as Chief Operating Officer of the Company since May 1997. See "--Certain Transactions."

(5) Contribution to the Spinnaker Coating, Inc. 401(k) Plan of $4,750 in 1997.

(6) Includes estimated fair value of Spinnaker Coating stock options (55,000 options) exercised in 1996 and contribution to the Spinnaker Coating, Inc. 401(k) Plan of $4,450 in 1996.

(7) Includes contribution to the Spinnaker Coating, Inc. 401(k) Plan of $4,572 in 1995, in addition to expenses directly related to his relocation from Dallas, Texas to Troy, Ohio that were paid pursuant to an employment agreement ($165,000).

(8) Contribution to the Central Products Corporation 401(k) Plan.

(9) Central Products, formerly a division of Alco Standard Corporation ("Alco"), was acquired in October 1995. Mr. Powers, who ran the division for the seller, continued as the President of Central Products following the Central Products Acquisition. Includes $145,725 of Salary, the $194,300 Bonus, $9,625 in Other Annual Compensation and $3,000 in All Other Compensation that was paid by Alco; thus 87% of the 1995 compensation was paid by the seller. From date of the purchase through year-end, the Corporation paid Mr. Powers $50,450 or 13% of his total 1995 compensation.

EMPLOYMENT AGREEMENT AND OTHER COMPENSATION AGREEMENTS

    Mr. Caldabaugh has an employment agreement with Spinnaker Coating that expires in September 1999. The agreement provides for an annual salary of $250,000, and severance pay equal to the average annual cash compensation received by him during the three fiscal years immediately preceding termination for any reason other than "just cause," or his death, disability or resignation. The agreement and a similar employment agreement with Richard T. Ray, the Executive Vice President and Chief Financial Officer of Brown-Bridge, granted to Messrs. Caldabaugh and Ray options to purchase up to an aggregate 71,065 shares of Brown-Bridge's common stock at various prices per share (the "Brown-Bridge Options"). Pursuant to an agreement with the Corporation entered into in connection with the merger of a newly-formed wholly owned subsidiary of the Corporation with the former Brown-Bridge entity (the "Brown-Bridge Merger"), the Brown-Bridge Options were accelerated. Messrs. Caldabaugh and Ray exercised their respective Brown-Bridge Options for shares of Brown-Bridge's common stock immediately prior to the exchange of the outstanding shares of Brown-Bridge common stock pursuant to the such merger. See "--Certain Transactions."

                      REPORT OF THE COMPENSATION COMMITTEE

    Until August 31, 1996, compensation matters were determined by the Board as a whole. However, in August 1996, a Compensation Committee was formed and charged with the responsibility for developing the Corporation's executive compensation policies.

COMPENSATION POLICY

    The Compensation Committee is ultimately responsible for compensation paid to the executive officers. As with Messrs. Boyle and Fleming, all executive officers and their compensation levels are reviewed on an annual basis, subject to certain employment and other agreements. In conducting evaluations and determining executive compensation, the Corporation's objectives are to:

    - Support the achievement of desired Corporation performance.

    - Provide compensation and benefits that will attract and retain superior talent and reward performance.

    - Ensure that there is appropriate linkage between executive compensation and the enhancement of stockholder value.

    Executive compensation is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization, performance and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term corporate performance and specific issues peculiar to the Corporation or its subsidiaries, as well as individual performance. Executive compensation is not necessarily determined by specific relationship to objective criteria or benchmarks of corporate performance. Compensation is set for each individual based on a subjective evaluation of the performance of the executive officer, and amounts paid are not subject to particular objective criteria or the attainment of specific results.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The compensation policy applied by the Corporation in establishing the compensation for Richard J. Boyle, the Chairman of the Board and Chief Executive Officer of the Corporation, is essentially the same as for other senior executives of the Corporation--to provide a competitive compensation opportunity that rewards for corporate performance and recognizes individual contribution. For the 12 months in 1997 during which Mr. Boyle was an employee of the Corporation, he received compensation of $125,000. Such amount was determined by the Compensation Committee and initially referenced to the management fee received by BF in 1996 from the Corporation under the Management Agreement before it was terminated in August 1996. Under the Management Agreement, the Corporation paid BF an annual amount of $400,000, of which $100,000 was allocated to Mr. Boyle. The 1997 compensation amount includes a $25,000 annual increase approved by the Compensation Committee effective January 1, 1997.

                                           Members of the Compensation Committee

                                                       of the Board of Directors

                                                              Philip Wm. Colburn

                                                                 Robert E. Dolan

                                                              Frank E. Grzelecki

                                                              Anthonie van Ekris

                             CORPORATE PERFORMANCE

    The following Performance Graph compares the Corporation's cumulative total stockholder return on the Old Stock, which was split into the Common Stock and the Class A Common Stock pursuant to the Stock Split, for a five-year period (December 31, 1992 to December 31, 1997) with the cumulative total return of the NASDAQ market index (which includes the Corporation) and a peer group of companies described more fully below.

                Comparison of Five-Year Cumulative Total Return*
             Among Spinnaker, NASDAQ Market Index and Peer Group**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              SPINNAKER           NYSE/AMEX/           NYSE/AMEX/

               Industries,
                      Inc.     NASDAQ Stock Market     NASDAQ Stocks
12/31/92            100.00                  100.00            100.00
12/31/93            105.77                  111.23            115.78
12/30/94            403.85                  110.66            116.37
12/29/95          2,446.15                  150.89            153.79
12/31/96          6,674.30                  182.92            198.15
12/31/97          3,188.75                  239.49            271.64

------------------------

* Assumes $100 invested on December 31, 1992 in the Old Stock. NASDAQ Market Index and both Peer Groups. Total return assumes re-investment of dividends.

** The Peer Group index represents SIC Code 267--Converted Paper and Paperboard Products (which includes Spinnaker Coating and Central Products). This Peer Group consists of twenty-five companies which trade on the NASDAQ, American Stock Exchange or New York Stock Exchange.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of the close of business on March 27, 1998, the Corporation had 3,575,680 shares of Common Stock, and 3,566,067 shares of Class A Common Stock, issued and outstanding. The following table sets forth the number of shares of Common Stock and Class A Common Stock (which are the only classes of outstanding voting stock of the Corporation) held by persons known to the Corporation to own beneficially more than 5% of such classes of common stock as of March 27, 1998. (For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such a person can acquire such power within 60 days by, for example, the exercise of stock options or conversion of securities). The following information is reflected in Schedule 13D, as amended, that have been filed with the Securities and Exchange Commission or that have otherwise been furnished to the Corporation.

                                                                    CLASS A COMMON STOCK              COMMON STOCK
                                                                ----------------------------  ----------------------------
                                                                  AMOUNT OF                     AMOUNT OF
NAME AND ADDRESS OF                                               BENEFICIAL     PERCENT OF     BENEFICIAL     PERCENT OF
BENEFICIAL OWNER                                                  OWNERSHIP        CLASS        OWNERSHIP        CLASS
--------------------------------------------------------------  --------------  ------------  --------------  ------------
Lynch Manufacturing Corporation (1) ..........................    2,259,063(1)        63.2%     2,237,203(1)        62.7%
  100 Douglas Street
  Yankton, S.D. 57078

Boyle Fleming & Co., Inc.(2) .................................      659,045(2)        18.4%       659,045(2)        18.5%
  600 N. Pearl Street, Suite 2160
  Dallas, Texas 75201

------------------------

(1) Mario J. Gabelli, of Corporate Center at Rye, Rye, New York, 10580, Chairman of the Board and Chief Executive Officer of Lynch, may be deemed to be a beneficial owner of the Class A Common Stock and the Common Stock owned by Lynch, through LMC, by virtue of his and certain affiliated parties' beneficial ownership of 23.0% of the shares of common stock of Lynch. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the capital stock of the Corporation held by Lynch and LMC. See "Certain Transactions."

(2) BF, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III who each own 50% of the outstanding capital stock of BF. Messrs. Boyle and Fleming may be deemed to share voting and dispositive power over these shares; however, Messrs. Fleming and Boyle specifically disclaim beneficial ownership of such shares. See "Certain Transactions."

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information concerning the beneficial ownership of the capital stock of the Corporation and Lynch by each director of the Corporation, as well as by all directors and executive officers of the Corporation as a group, as of March 27, 1998. For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such person can acquire such power within 60 days by, for example, the exercise of stock options or the conversion of securities.

                                                                           AMOUNT OF CLASS A COMMON
                                                 AMOUNT OF LYNCH SHARES    STOCK SHARES BENEFICIALLY   AMOUNT OF COMMON STOCK
                                                 BENEFICIALLY OWNED(1)             OWNED(1)             BENEFICIALLY OWNED(1)
                                               --------------------------  -------------------------  -------------------------
                                                 NUMBER OF                  NUMBER OF                  NUMBER OF
NAME                                              SHARES        PERCENT       SHARES       PERCENT       SHARES       PERCENT
---------------------------------------------  -------------  -----------  ------------  -----------  ------------  -----------
Richard J. Boyle.............................          100         *         659,045(2)       18.5%     659,517(2)       18.4%
Ned N. Fleming, III..........................       --            --         659,045(2)       18.5%     659,045(2)       18.4%
Philip Wm. Colburn...........................       --            --          10,000(3)       *          10,000(3)       *
Robert E. Dolan..............................          235         *            --           --           1,125          *
Anthonie C. van Ekris........................       --            --          10,000(3)       *          10,000(3)       *
Joseph P. Rhein..............................       --            --          12,250(3)       *          12,250(3)       *
Frank E. Grzelecki...........................       --            --            --           --           5,000(4)       *
All Directors and Officers of the Corporation
  as a group (eleven persons, including those
  named above)...............................          547         *         691,295(2)       19.2%     698,114(2)       19.3%

------------------------

*   Less than one percent.

(1) Except as otherwise noted, each director and officer has sole voting and investment power with respect to the shares of common stock of the Corporation and Lynch.

(2) Includes 659,045 shares of Common Stock and 659,045 shares of Class A Common Stock owned by BF. BF, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III, who each own 50% of the outstanding capital stock of BF. Messrs. Boyle and Fleming, together with former shareholders of BF, may be deemed to share voting and dispositive power over these shares of Common Stock and Class A Common Stock; however, Mr. Fleming and Mr. Boyle specifically disclaim beneficial ownership of such shares. See "Certain Transactions."

(3) Includes 10,000 shares issuable upon exercise of vested stock options granted pursuant to the Spinnaker Industries, Inc. Directors Stock Option Plan.

(4) Includes 5,000 shares issuable upon exercise of vested stock options granted pursuant to the Spinnaker Industries, Inc. Directors' Stock Option Plan.

                              CERTAIN TRANSACTIONS

    In June 1994, the Corporation and BF entered into a warrant purchase agreement, under which BF received a warrant (the "A Warrant") to purchase 678,945 shares of Common Stock and 678,945 shares of Class A Common Stock (as adjusted for the three-for-two stock splits that occurred in December 1994 and December 1995 and for the Stock Split) for a price of $2.67 for one share of both Class A Common Stock and Common Stock at any time on or before June 10, 1999. The warrant purchase agreement grants certain demand and incidental registration rights to BF and certain repurchase rights to the Corporation with respect to such shares. The A Warrant was exercised as to all remaining shares issuable thereunder on January 8, 1998.

    On September 19, 1994, the Corporation completed its acquisition of Spinnaker Coating, in which it, together with the Minority Stockholder (as defined), purchased the label stock business of Kimberly-Clark Corporation through its newly formed subsidiary, Brown-Bridge Acquisition Corp., which is now named Spinnaker Coating, Inc. The minority stockholders of the former Brown-Bridge entity (the "Minority Stockholders"), which included Lynch, certain officers and employees of Brown-Bridge (including Mr. Caldabaugh) and certain affiliates of BF (including Messrs. Boyle and Fleming), all acquired their respective interests on the same terms and conditions as the Corporation. Prior to October 1996, 19.9% of the common stock of Brown-Bridge was held by the Minority Stockholders. In October 1996, in connection with the offering of the Corporation's 10 3/4% Senior Secured Notes due 2006, the shares held by the Minority Stockholders acquired by Spinnaker (the "Brown-Bridge Merger") were converted into an aggregate of approximately $2.3 million and 9,613 shares of Common Stock. In addition, as part of the consideration for the shares of capital stock of the former Brown-Bridge entity that were converted pursuant to the Brown-Bridge Merger, the Minority Stockholders received the right to a contingent payment, which is exercisable at any time during the period beginning October 1, 1998 and ending September 30, 2000. The value of the contingent payment is equal to the percentage of the capital stock of the former Brown-Bridge entity owned by such stockholder at the time of the Brown-Bridge Merger multiplied by 75% of the fair market value of the capital stock of Brown-Bridge, as determined in accordance with certain economic assumptions, as of the date such right is exercised, less the consideration already received pursuant to the Brown-Bridge Merger. The contingent purchase price is payable through the issuance of Common Stock of the Corporation, unless the Corporation elects to pay the contingent price in cash. If such payments are made in cash, they could give rise to a default under the Indenture, unless there is sufficient availability under provisions regarding Restricted Payments contained in the Indenture. The Minority Stockholders were granted demand and incidental registration rights for their shares of Common Stock received in connection with the Brown-Bridge Merger. In connection with the Brown-Bridge Merger and other related agreements, Brown-Bridge accelerated all of the Brown-Bridge Options, which were owned by Mr. K.C. Caldabaugh, the Chairman, Chief Executive Officer and President of Brown-Bridge, and Mr. Richard
T. Ray, the Executive Vice President and Chief Financial Officer of Brown-Bridge. In addition, pursuant to agreements with such officers, the Corporation loaned such officers an amount equal to the corporate tax benefit resulting to the Corporation from the deduction received by it (or its consolidated group) as a result of the early vesting of such options, which is evidenced by promissory notes executed by such officers. The promissory notes had an aggregate principal amount at closing of the Notes Offering of approximately $140,000, bear interest at the rate of 6.02% per annum, shall mature and be repayable on the 90th day after the contingent payment is made, and are secured by each officer's rights to receive such contingent payments.

    The Corporation is a party to a management agreement with Lynch that provides for Lynch to render management, financial and other services to the Corporation in exchange for an annual payment of management fees, the amount of which is subject to review each year. Pursuant to the foregoing management agreement, Lynch was paid $100,000 for the year ended December 31, 1997.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    Representatives of Ernst & Young L.L.P., the Corporation's auditors for 1997, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 1998.

    On August 25, 1997, the Corporation dismissed Deloitte & Touche L.L.P., independent accountants ("DT"), as the principal accountant for Central Products and expanded the auditing responsibility of the Corporation's principal accountants, Ernst & Young, to include Central Products operations. Ernst & Young has served as the Corporation's principal independent accountant since at least 1988. Ernst & Young referred to DT's audits of Central Products financial statements as of December 31, 1995 and 1996 and for the year ended December 31, 1996 and the three months ended December 31, 1995, in its reports regarding its audits of the financial statements of the Corporation.

    The Corporation's Audit Committee recommended the foregoing change in accountants to the Corporation's Board of Directors, who approved such action on August 12, 1997. The Corporation's Audit Committee's recommendation was based upon its desire to consolidate its annual audit process under one independent accounting firm.

    The reports of DT on Central Products' financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the three months ended December 31, 1995, have not contained an adverse opinion or a disclaimer of an opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principals. There were no disagreements with DT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during those two periods and in the subsequent interim periods, which, if they had not been resolved to the satisfaction of DT, would have caused it to make reference to such disagreement in its report on Central Products' financial statements.

                             STOCKHOLDER PROPOSALS

    Any stockholder proposal to be presented for action at the next meeting of stockholders pursuant to the provisions of Rule 14a-8, under the Securities Exchange Act of 1934, must be received at the Corporation's principal executive offices no later than January 1, 1999, for inclusion in the proxy statement and form of proxy relating to the 1999 Annual Meeting.

                                 MISCELLANEOUS

    The Board of Directors knows of no other matters that are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote on such matters in accordance with their best judgment.

    The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock and the Class A Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams, personal interviews, or telephone.

                                 ANNUAL REPORT

    The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 1997, is being sent to each stockholder. The Annual Report, however, is not to be regarded as part of the proxy soliciting material.

                                          By Order of the Board of Directors
                                          Robert A. Hurwich
                                          SECRETARY

DATED: April   , 1998

                                                                         Page 1
                                    PROXY
                          SPINNAKER INDUSTRIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Spinnaker Industries, Inc. (the "Corporation") hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on May 28, 1998 (the "Annual Meeting"), and the Proxy Statement in connection therewith, and (2) appoints Ned N. Fleming, III and Richard J. Boyle, or each of them (each with full power to act alone and with power of substitution) proxies of the undersigned, with authority to vote at the Annual Meeting and at any adjournments thereof, all of the shares of Common Stock and Class A Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

     THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR THE NOMINEES FOR DIRECTORS IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY THE STOCKHOLDER, BUT IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE FOLLOWING NOMINEES FOR DIRECTOR. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS.

1. PROPOSAL TO RESTATE THE CERTIFICATE OF INCORPORATION OF THE CORPORATION TO REFLECT THE CHANGES THAT HAVE BEEN MADE TO THE CORPORATION'S CHARTER SINCE DECEMBER 20, 1941.

           FOR         AGAINST         ABSTAIN

2.  ELECTION OF DIRECTORS

           FOR         WITHHOLD

     Richard J. Boyle, Ned N. Fleming, III, Philip Wm. Colburn, Robert E. Dolan, Frank Grzelecki, Joseph P. Rhein and Anthonie C. van Ekris

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space below.

-------------------------------------------------------------------------------
3. In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

Signature:                            Signature:
          --------------------------             -------------------------
Dated:
          --------------------------


     Please sign exactly as name appears on this Proxy. All joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Proxies executed by a corporation should be signed by its president or other authorized officer.